Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 8, 2006, accompanying the consolidated financial statements included in the Annual Report of United States Lime & Minerals, Inc. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of United States Lime & Minerals, Inc. on Forms S-8 (File No. 033-58311, effective April 18, 1995, File No. 333-101290, effective November 19, 2002, and File No. 333-90876, effective June 20, 2002).
/s/ GRANT THORNTON LLP
Dallas, Texas
March 8, 2006